99.1
    threatened election contest relating to the election of the directors of The Dixie Group, Inc. and whose initial assumption of office resulted from such contest or the settlement thereof.
    "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
    "Debt Service Ratio" means the ratio of net operating income plus depreciation, amortization expense and interest on debt service (“Adjusted Operating Income”) to total debt service.
    "Dollar," "Dollars" and the symbol "$" shall mean lawful currency of the United States of America.
    "Environmental Laws" shall mean Laws, including without limitation federal, state or local Laws, ordinances, rules, regulations, interpretations and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata), and other Laws relating to (i) Polluting Substances or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances.
    "Event of Default" shall mean any of the events specified in Section 8.1 of this Agreement, and "Default" shall mean any event, which together with any lapse of time or giving of any notice, or both, would constitute an Event of Default.
    "GAAP" shall mean generally accepted accounting principles applied on a consistent basis in all material respects to those principles so applied in the preceding period. Unless otherwise indicated herein, all accounting terms will be defined according to GAAP.
    "Governmental Authority" means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
    "Guarantor" shall mean any person or entity that guaranties the Term Loan.
    "Indebtedness" means and include any and all: (i) indebtedness, obligations and liabilities of the Borrowers to the Bank incurred or which may be incurred or purportedly incurred hereafter pursuant to the terms of this Loan Agreement or any of the other Loan Documents, and any extensions, renewals, substitutions, amendments and increases in amount thereof, including such amounts as may be evidenced by the Note, outstanding standby/performance letters of credit issued by the Bank for the Borrowers’ account, if any, and all lawful interest, loan closing fees, service fees, letter of credit fees, facility fees, commitment fees and other similar charges, and all reasonable costs and expenses incurred in connection with the negotiation, preparation, closing, filing and recording of the Loan Documents, including attorney’s fees and legal expenses; (ii) all reasonable costs and expenses paid or incurred by the Bank, including attorney’s fees, in enforcing or attempting to enforce collection of any Indebtedness and in enforcing or realizing upon or attempting to enforce or realize upon any collateral or security for any Indebtedness, including interest on all sums so expended by the Bank accruing from the date upon which such expenditures are made until paid, at an annual rate equal to the interest rate
2